Exhibit 4.19

Supplementary Agreement

among

1VERGE INTERNET TECHNOLOGY (BEIJING) CO., LTD

and

Qin Qiong

and

Liu Dele

November 21, 2012

THIS Supplementary Agreement is entered into on November 21, 2012 in Beijing, People’s Republic of China (PRC) (Agreement).

among

(1)                             1VERGE INTERNET TECHNOLOGY (BEIJING) CO., LTD. (Party A)

Registered Address: Section D, 5/F, Sinosteel Plaza, No. 8 Haidian Street, Haidian District, Beijing, PRC;

Legal Representative: Victor Wing Cheung Koo;

and

(2)                         Qin Qiong, a PRC citizen, holder of identification card number 310108197109214485, whose residential address is at Room 702, No 2, Lane 1220, Jiangning Road, Putuo District, Shanghai, PRC (Party B);

and

(3)                                 Liu Dele, a PRC citizen, holder of identification card number 310101196805284437, whose residential address is at No.1701, Tower D Shengshijiayuan, No. 98 Jianguo Road, Chaoyang District, Beijing, PRC (Party C) (collectively, the Parties).

Recitals

A.                                   Parties B and C are the sole shareholders of 1Verge Information Technology (Beijing) Co., Ltd ( 合一信息技术(北京)有限公司), a domestic company registered in the PRC(Company);

B.                                   The Parties entered into an Amended and Restated Equity Interest Pledge Agreement and a 修正与重述之股权质押协议 (Original Equity Interest Pledge Agreements) on 16 August 2010, pursuant to which Parties B and C pledged their entire equity interests in the Company to Party A, subject to the terms and conditions therein; and

C.                                   The Parties entered into the Amended and Restated Equity Option Agreement (Original Equity Option Agreement) on 16 August 2010, pursuant to which Parties B and C agreed to grant to Party A an exclusive option to acquire their equity interests in the Company, subject to the terms and conditions therein.

NOW, THEREFORE, the Parties agree as follows:

1.                                      The Original Equity Interest Pledge Agreements and Original Equity Option Agreement shall be restated in the form of four separate agreements, with two of each named an Equity Interest Pledge Agreement, a 股权质押合同, and an

1

Equity Option Agreement (Restated Agreements).  One of each type of the Restated Agreements shall be entered into between Parties A and B, and one of each type shall be entered into between Parties A and C.  The Restated Agreements shall supersede and replace the Original Equity Interest Pledge Agreements and Original Equity Option Agreement.

2.                                      The Restated Agreements are to be attached to this Agreement as four appendices:

Appendix I:             The Equity Interest Pledge Agreement and the 股权质押协议 between Parties A and B;

Appendix II:           The Equity Interest Pledge Agreement and the 股权质押协议 between Parties A and C;

Appendix III:          The Equity Option Agreement between Parties A and B; and

Appendix IV:          The Equity Option Agreement between Parties A and C.

3.                                      This Agreement is to be prepared in triplicate, with each copy having equal validity.  This Agreement shall take effect upon its execution by the Parties.

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IN WITNESS WHEREOF, each of the parties hereto has duly executed, or has caused this Agreement to be duly executed in its name and on its behalf by the officer or representative duly authorized, on the day and year first above written.

Party A: 1VERGE INTERNET TECHNOLOGY (BEIJING) CO., LTD (合一网络技术（北京）有限公司)
(Company Seal)

By:	/s/ Victor Wing Cheung Koo
Name:	Victor Wing Cheung Koo
Title:	Legal Representative

Party B: Qin Qiong

By:	/s/ Qin Qiong
Name:	Qin Qiong

Party C: Liu Dele

By:	/s/ Liu Dele
Name:	Liu Dele